NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

CUSIP NUMBER 74364W 104

NUMBER	SHARES

Protect Pharmaceutical, Inc.

AUTHORIZED COMMON STOCK 50,000,000 SHARES
PAR VALUE $.005

This Certifies that

IS THE RECORD HOLDER OF

Shares of PROTECT PHARMACEUTICAL CORPORATION

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed.  This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

Protect Pharmaceutical Corporation
CORPORATE
SEAL
PRESIDENT	NEVADA	SECRETARY

Countersigned
INTERSTATE TRANSFER COMPANY
Salt Lake City, Utah
Registrar and Transfer Agent
By